Exhibit 99.1

FOR RELEASE ON FEBRUARY 11, 2005

Media Contact:	Nancy Mace Jackson
800.715.9435 x117
njackson@freebairn.com

IR Contact:	Greg Ton
800.813.9046
greg.ton@fatsinc.com

FIREARMS TRAINING SYSTEMS, INC. REPORTS FY05 THIRD QUARTER REVENUE AND EARNINGS

Revenue up 27.3% for quarter, 31.6% YTD

February 11, 2005, Atlanta, Ga. – Firearms Training Systems, Inc. (OTC: FATS) today reported earnings for the third quarter of its fiscal year ending March 31, 2005.

Revenue for the third quarter was $21.0 million versus $16.5 million for the same period of the previous year. Operating income for the third quarter was $2.6 million versus $2.2 million for the third quarter of its 2004 fiscal year. Third quarter net income applicable to common shareholders was $0.8 million, or $0.01 per diluted share, compared with a net loss of ($80,000) or ($0.00) per diluted share for the same period of the previous year.

Year-to-date revenue was $59.2 million versus $45.0 million for the same period of the previous year. Operating income for year-to-date was $6.1 million versus $3.0 million for the same period in fiscal 2004. Year-to-date net loss applicable to common shareholders was ($0.7 million), or ($0.01) per diluted share, compared with a net loss of ($2.6 million) or ($0.04) per diluted share for the same period of fiscal 2004.

Ronavan R. Mohling, the Company’s Chairman and Chief Executive Officer stated, “We are pleased to report substantial increases in revenue, gross profit and operating income. We achieved a revenue increase of 27% during the third quarter and a 31% increase on a year-to-date basis. The higher revenue for the third quarter can be attributed to a significant increase in sales to international military customers. On a year-to-date basis revenues have increased 59% for U.S. military customers and 29% for our international military customers. U.S. law enforcement sales are lower than a year ago reflecting state and municipality budget constraints. As a result of our higher revenues, operating income increased for both time periods. Net income for the third quarter was positive and improved due to higher revenue, elimination of mandatory preferred stock dividends, and lower debt cost as a result of our successful debt refinancing on September 30, 2004. On a year-to-date basis our net loss improved due to higher revenues, but was still negatively impacted by the higher debt cost and preferred stock dividends during our first two quarters.”

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FATS THIRD QUARTER /2

“We are also pleased to announce that the Company’s backlog increased $6.0 million from the second quarter even with the 27% increase in revenue. Bookings for the quarter were $27 million and included major orders from the United Kingdom Ministry of Defence, U.S. Army, Baghdad Police Academy, U.S. Air Force and Belgian Defence Force.”

FATS, Inc. designs and sells virtual training systems that improve the skills of the world’s military, law enforcement and security forces. Utilizing quality engineering and advanced technology, FATS provides a comprehensive range of training capabilities that include small and supporting arms, judgmental, tactical and combined arms. The company serves U.S. and international customers from headquarters in Suwanee, Georgia, with branch offices in Australia, Canada, Netherlands and United Kingdom. FATS, an ISO 9001:2000 certified company, celebrated its 20th anniversary in 2004. The Company Web site is www.fatsinc.com.

Except for financial information contained in this press release, the matters discussed may consist of forward-looking statements under the Private Securities Litigation Reform Act of 1995. The accuracy of the forward-looking statements, including statements regarding future events or the future financial performance of the Company, is necessarily subject to a number of risks and other factors which could cause the actual results to differ materially from those contained in the forward-looking statements. Among such factors including those discussed above are: general business and economic conditions; the Company’s success in competing for new contract awards; customer acceptance of and demand for the Company’s new products; receipt and delivery of a sufficient level of orders from new and existing customers as well as satisfactory completion of delivery of a sufficient portion of backlog; the Company’s overall ability to design, test, and introduce new products on a timely basis; the cyclical nature of the markets addressed by the Company’s products; and the risk factors listed from time to time in documents on file with the SEC. When used in this release, the words “believes,” “estimates,” “plans,” “expects,” “should,” “will,” “may,” “might,” “anticipates” or similar expressions as they relate to the Company, or its management, are intended to identify forward-looking statements. The Company, from time to time, becomes aware of rumors concerning the Company or its business. As a matter of policy, the Company does not comment on rumors. Investors are cautioned that in this age of instant communication and Internet access, it may be important to avoid relying on rumors and unsubstantiated information regarding the Company. The Company complies with Federal and State law applicable to disclosure of information concerning the Company. Investors may be at significant risk in relying on unsubstantiated information from other sources.

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FIREARMS TRAINING SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited and in thousands, except for per share amounts)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2004	2003	2004	2003
Revenue	$21,029	$16,479	$59,171	$45,027
Cost of revenue	14,080	10,270	39,710	30,644

Gross margin	6,949	6,209	19,461	14,383

Operating expenses:
Selling, general and administrative	3,317	3,161	10,341	9,068
Research and development	947	766	2,689	2,013
Depreciation and amortization	121	102	352	335

Total operating expenses	4,385	4,029	13,382	11,416

Operating income	2,564	2,180	6,079	2,967

Other income (expense), net
Interest expense, net
Debt, net	(935)	(1,369)	(3,443)	(3,790)
Dividends on mandatorily redeemable preferred stock	—	(725)	(1,543)	(2,124)
Other, net	(287)	166	(1,192)	151

Total other expense	(1,222)	(1,928)	(6,178)	(5,763)

Income (loss) before provision (benefit) for income taxes	1,342	252	(99)	(2,796)
Provision (benefit) for income taxes	569	332	556	(229)

Net income (loss)	$773	$(80)	$(655)	$(2,567)

Income (loss) per share
Basic and diluted income (loss) per share	$0.01	$(0.00)	$(0.01)	$(0.04)

Weighted average common shares outstanding – basic	70,313	70,153	70,313	70,153
Weighted average – common shares outstanding – diluted	76,112	70,153	70,313	70,153

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FIREARMS TRAINING SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except for shares authorized, issued and outstanding)

	December 31, 2004	March 31, 2004
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,668	$2,367
Restricted cash	2,280	2,502
Accounts receivable, net of allowance of $350	16,675	23,317
Income taxes receivable	110	104
Costs and estimated earnings in excess of billings on uncompleted contracts	6,242	4,268
Unbilled receivables	4,799	62
Inventories, net	11,951	12,221
Deferred income taxes	770	770
Prepaid expenses and other current assets	2,102	1,020

Total current assets	48,597	46,631
Property and equipment, net	2,137	2,398
Other noncurrent assets:
Deferred income taxes	2,020	2,004
Deferred financing costs, net	1,421	187

Total assets	$54,175	$51,220

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Long-term debt due within one year	$2,344	$2,953
Accounts payable	4,716	3,679
Accrued liabilities	5,383	7,002
Accrued interest	281	949
Income taxes payable	707	214
Billings in excess of cost and estimated earnings on uncompleted contracts	4,084	1,428
Deferred revenue	5,593	1,239
Warranty and contract cost provision reserve – current	355	1,074

Total current liabilities	23,463	18,538
Long-term debt	34,864	38,168
Warranty and contract cost provision reserve – noncurrent	173	356
Other noncurrent liabilities	625	587
Manditorily redeemable preferred stock	—	30,485

Total liabilities	59,125	88,134

Commitments and contingencies
Preferred stock, 3,500 shares authorized; 3,203 shares issued and outstanding; liquidation value of $10,250 per share	32,028	—

Stockholders’ deficit:
Class A common stock, $0.000006 par value; 100 million shares authorized, 70,694,173 and 70,153,139 shares issued and outstanding	—	—
Additional paid-in capital	123,497	123,215
Stock warrants	613	613
Accumulated deficit	(161,836)	(161,181)
Accumulated other comprehensive income	748	439

Total stockholders’ deficit	(36,978)	(36,914)

Total liabilities and stockholders’ deficit	$54,175	$51,220

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